Exhibit 99.1

Polymer Group, Inc. 9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 www.polymergroupinc.com 704-697-5100

Polymer Group, Inc. Reports Fiscal Year 2007 Results

For Immediate Release

Tuesday, March 11, 2008

[Charlotte, NC] --- Polymer Group, Inc. (OTC Bulletin Board: POLGA/POLGB) (“PGI”) reported results of operations for the fourth quarter and fiscal year ended December 29, 2007.

HIGHLIGHTS INCLUDED:

•                  Net sales for fiscal year 2007 increased 3.7% to $1.06 billion, driven primarily by growth in the Nonwovens segment.  Sales for the fourth quarter of $265.4 million were essentially flat compared to the prior year period.

•                  Gross profit for fiscal year 2007 increased 8.1% to $168.9 million compared to the prior year and the gross profit margin increased by 65 basis points to 15.9% despite significant increases in raw material costs in the fourth quarter.  Fourth quarter 2007 gross profit of $38.9 million was $2.6 million lower than the fourth quarter of 2006, due primarily to the severe and rapid increases in raw material costs experienced during the last three months of 2007.

•                  Adjusted EBITDA increased 8.0% during the year to $119.9 million.  The company expects continued improvement in Adjusted EBITDA in 2008.  Adjusted EBITDA, a non-GAAP financial measure is defined and reconciled to net loss below.

 “PGI made strong progress implementing our key initiatives in 2007 leading to top line growth and improved margins despite market headwinds in certain industrial sectors,” said PGI’s chief executive officer, Veronica (Ronee) M. Hagen.  “Our strong performance trajectory was diminished in the fourth quarter by significant and rapid raw material cost increases.  Despite this impact, we have plans in place that we believe will enable us to continue the trend of top line growth, margin improvement and increases in cash generation in 2008,” Hagen said.

FULL YEAR OVERVIEW

2007 net sales were $1,059.7 million, up $38.1 million over the prior year.  Growth in the Nonwovens segment was the primary driver to the 2007 results with an underlying growth in new business volume bringing nonwoven sales to $885.7 million for the year.  The largest contributor to new volume growth was the ramp up of the Suzhou, China operation followed by year-over-year increases in the Latin American region from assets installed in 2006 and new product introductions in the U.S. region. Net volume growth increased 2% year-over-year due to the offsetting effect of businesses that were exited during the year and lower volumes in the

European region.  Such sales amounts were aided by favorable currency rates and sales price increases to produce net sales growth in the Nonwovens segment of 4.4%.  Sales in the Oriented Polymers segment were essentially flat during the year at $174.0 million due primarily to positive foreign currency impacts in Canada offset by slightly lower selling prices and base volume declines affected by poor market conditions in the lumber and housing sectors in North America and the reduced availability of Nomex®, a key raw material for the high value flame retardant markets.

Gross profit for the year of $168.9 million increased 8.1% over the prior year gross profit of $156.2 million, due primarily to volume increases and product mix improvements in the Nonwovens segment in addition to manufacturing cost improvement initiatives.  These improvements were unfavorably impacted by higher raw material costs of $15.8 million and the effect of lower volumes and the negative impact of the Canadian dollar on profits in the Oriented Polymers segment.

The company was able to successfully control costs during the year with a $2.3 million reduction of selling, general and administrative (SG&A) expenses in 2007 compared to 2006.  SG&A expenses were equal to 10.2% of sales compared to 10.8% of sales in 2006.  The company reported an operating loss of $0.4 million in 2007 compared to operating income of $5.9 million in 2006.  Included in operating income for 2007 were $61.7 million of special charges, of which,  $37.4 million were noncash asset impairment charges.  Operating income in 2006 included $38.7 million of special charges, of which $26.4 million were noncash charges.

The company recorded a net loss for 2007 of $41.1 million or $2.13 per share compared to a net loss of $34.5 million or $1.79 per share for the prior year.

“Our underlying improvement in 2007 was achieved during a very busy year for the company as we worked to position ourselves for growth and market leadership.  During 2007, PGI successfully ramped up its medical operations in Suzhou, China, benefitted from new product roll outs in North America, closed two plants in the U.S. and one in Europe transferring certain business and equipment to other sites, installed a state-of-the-art spunbond line in Argentina and installed and introduced a new technology, Spinlace™, to the market.  These initiatives were successfully executed during the year and are expected to provide benefits in 2008 and beyond,” Hagen said.

FOURTH QUARTER OVERVIEW

Net sales for the fourth quarter of 2007 were $265.4 million, up from $263.9 million in the fourth quarter of 2006.  During the fourth quarter, the company experienced significant increases in raw material costs, primarily polypropylene and rayon.  The impact of the higher raw material costs, along with the timing lag of the company’s standard price pass thru mechanisms to mitigate the higher costs, resulted in a decline in gross profit for the fourth quarter of 2007 to $38.9 million compared to $41.4 million for the fourth quarter of 2006.  SG&A expenses were 6.7% lower in the fourth quarter of 2007 than the fourth quarter of 2006 and represented 9.5% of sales compared to 10.3% for the same period the prior year.

As previously reported, the company periodically evaluates its strategic plan with respect to its portfolio of businesses in a continuing effort to maximize shareholder return and long-term value. These initiatives include evaluating opportunities to restructure certain business units in the Oriented Polymers segment, and certain limited facilities in the Nonwovens segment, to optimize financial performance or, if restructuring is not likely to improve performance sufficiently, market any such business units or facilities for sale.  Based on strategic assessments of certain businesses, including evaluations of potential sale opportunities associated with the above, the company recognized noncash impairment charges of $24.9 million in the fourth quarter of fiscal 2007. These sales activities may not result in the eventual execution of a sales contract, and there can be no assurance that the Company will ultimately sell the associated business units or facilities.  Special charges during the fourth quarter were $31.5 million and were $21.9 million in the fourth quarter of 2006.  Primarily due to the increase in special charges, the company reported an operating loss of $17.8 million in the fourth quarter of 2007 compared to an operating loss of $7.1 million in the fourth quarter of 2006.

The company recorded a net loss for the fourth quarter 2007 of $21.8 million or $1.12 per share compared to a net loss of $18.9 million or $0.98 per share for the same period the prior year.

 “The fourth quarter was challenging for the company primarily as a result of the rapid and significant increases in raw material costs during the quarter.  The cost increases could not be offset by sales price adjustments within the fourth quarter due to the timing of price increases with our customers under contract.  However, the underlying business initiatives were in place, volume in the disposable markets remained steady and the general fundamentals of our business and capacity for growth remain strong,” said Hagen.

ADJUSTED EBITDA

Adjusted EBITDA, a non-GAAP financial measure defined below, for the fiscal year of 2007 was $119.9 million, up 8.0% from $111.0 million the prior year due to the improved volumes and profit mix in Nonwovens business and lower overall SG&A costs.  Fourth quarter Adjusted EBITDA was $27.4 million compared to $30.1 million for the same period the prior year due primarily to the previously mentioned impact of raw material costs increases during the quarter.

STRATEGIC FOCUS AND 2008 OUTLOOK

The company’s goal is to be the global leader in the hygiene and medical markets and to participate in industrial and wipes market where the company can build scale and a sustainable market-leading position.  This is expected to be accomplished by leveraging competencies in operational excellence and innovation.  Operational excellence speaks to quality and customer satisfaction in addition to ensuring the right cost structure around the world.  The company believes it is in a unique position to leverage its innovation capabilities over a global footprint with significant scale.  The innovation platform will continue to focus on offering customers new products, and will include innovation in the way the company manufactures products and the way the products are provided to the market.

 “The Nonwovens industry is a growth sector and PGI is a growth story,” said Hagen.  “The company is one of the largest players in the industry and we intend to use our scale combined with our proven competencies to secure our position as the industry leader in our strategic markets.  We will continue our disciplined approach to investing in order to provide products the markets demand and our customers need. We expect to improve our cost structure to ensure our long-term competitive advantage along with continued and rigorous portfolio review.”

“We made progress towards accomplishing our strategic goals in 2007 and positioning the company for growth in 2008.  During 2008, growth and profit drivers are expected to include the full-year contribution of the medical business in Asia, the ramp up of the Spinlace™ line in the

U.S. and the commercialization of the spunbond line in Argentina late in the first quarter.  Additionally, the company will begin the installation of a new spunmelt line in Mexico during 2008 to meet growing hygiene demand in North America and drive growth in 2009,” Hagen said.

The company expects growth initiatives during the year, along with price increases implemented to offset raw material cost increases, to produce estimated revenue growth of 5-7% in 2008.  The revenue growth rate is expected to be net of offsetting impacts of certain underperforming business lines that were exited during the second half of 2007 as the company consolidated three manufacturing locations.  Adjusted EBITDA is targeted to increase approximately 10-15% in 2008 compared to 2007 as capacity comes on line and cost improvement initiatives are implemented.  The improvement in Adjusted EBITDA is not expected to occur until the second quarter and through the second half of the 2008 fiscal year.  As such, the company does not expect results in the first quarter of 2008 to be higher than the fourth quarter 2007 results including the impact of raw material cost during the quarter.

The company expects to recognize lower restructuring and plant realignment charges in 2008 compared to 2007.  As a result of the above, the company estimates net cash provided by operating activities as presented in the consolidated statement of cash flows will improve in excess of 40% in 2008 compared to 2007.  Capital expenditures are estimated to be $45 million - $55 million in 2008 compared to $60.7 million in 2007.  The bulk of the capital expenditures during 2008 are expected to be related to the installation of the spunmelt line in Mexico.  The combination of increased cash from operating activities and lower capital expenditures are expected to result in an increase in cash available to repay its senior secured credit facility during the year.

We undertake no obligation and do not intend to publicly update or revise any forward-looking statement, including projected Adjusted EBITDA and other performance measures for fiscal 2008, whether as a result of new information, future events or otherwise.  Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

NON-GAAP FINANCIAL MEASURE

Adjusted EBITDA (as defined below) is used in this release as a “non-GAAP financial measure,” which is a measure of the company’s financial performance that is different from measures calculated and presented in accordance with generally accepted accounting principles, or GAAP, within the meaning of applicable Securities and Exchange Commission rules.  A non-GAAP financial measure, such as EBITDA or Adjusted EBITDA, should not be viewed as an alternative to GAAP measures of performance such as (1) net income determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. Our calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

As defined in the company’s credit agreement, Adjusted EBITDA equals net income (loss) before income and franchise tax expense (benefit), interest expense net, depreciation and amortization, minority interests net of cash distributions, write-off of loan acquisition costs, non-cash compensation, foreign currency gain and losses, net, and special charges net of unusual or non-recurring gains. The company presents Adjusted EBITDA as defined in its credit facility as the measurement is used as a basis for determining our compliance with several covenants thereunder.  It is also generally consistent with the metric used by management as a performance measurement for certain performance-based incentive compensation plans.  In addition, the company considers Adjusted EBITDA an important supplemental measure of our performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.  The company has conformed its definition of Adjusted EBITDA this period to the definition in its senior secured credit facility as the company believes such measurement is more relevant to evaluating the results of the business.

Included in this release is a reconciliation of net income (loss) to Adjusted EBITDA, which illustrates the difference in these measures of operating performance.

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 18 manufacturing and converting facilities in 8 countries throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements speak only as of the date of this release.  Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; substantial debt levels and potential inability to maintain sufficient liquidity to finance the company’s operations and make necessary capital expenditures; inability to meet existing debt covenants; information and technological advances; changes in environmental laws and regulations; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; changes in selling prices to customers which are based, by contract, on changes to an underlying index; domestic and foreign competition; reliance on major customers and suppliers; inability to achieve successful or timely start-up on new or modified production lines; achievement of objectives for strategic acquisitions and dispositions; and risks related to operations in foreign jurisdictions.  Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

For further information, please contact:

Dennis Norman
Vice President — Strategic Planning & Communication
(704) 697-5186
normand@pginw.com

POLYMER GROUP, INC.

Consolidated Statements of Operations (Unaudited)

Twelve Months Ended December 29, 2007 and

Twelve Months Ended December 30, 2006

(In Thousands, Except Per Share Data)

	Twelve Months Ended December 29, 2007	Twelve Months Ended December 30, 2006

Net sales	$1,059,663	$1,021,608

Cost of goods sold	890,800	865,405

Gross profit	168,863	156,203

Selling, general and administrative expenses	108,122	110,406

Special charges, net	61,734	38,683
Foreign currency (gain) loss, net	(554)	1,229

Operating income (loss)	(439)	5,885

Other expense (income):
Interest expense, net	32,377	29,248
Other (gain) loss, net	(2,494)	517

Loss before income tax expense and minority interests	(30,322)	(23,880)

Income tax expense	8,838	8,457
Minority interests, net of tax	1,986	2,195

Net loss	$(41,146)	$(34,532)

Average common shares outstanding	19,361	19,295

Loss per common share:
Basic	$(2.13)	$(1.79)

Diluted	$(2.13)	$(1.79)

POLYMER GROUP, INC.

Consolidated Statements of Operations (Unaudited)

Three Months Ended December 29, 2007 and

Three Months Ended September 29, 2007 and

Three Months Ended December 30, 2006

(In Thousands, Except Per Share Data)

	Three Months Ended December 29, 2007	Three Months Ended September 29, 2007	Three Months Ended December 30, 2006

Net sales	$265,425	$256,186	$263,875

Cost of goods sold	226,559	216,515	222,459

Gross profit	38,866	39,671	41,416

Selling, general and administrative expenses	25,315	26,097	27,141

Special charges, net	31,487	20,350	21,931
Foreign currency (gain) loss, net	(118)	464	(591)

Operating income (loss)	(17,818)	(7,240)	(7,065)

Other expense (income):
Interest expense, net	7,490	8,666	8,173
Other (gain) loss, net	(480)	(615)	(592)

Loss before income tax expense and minority interests	(24,828)	(15,291)	(14,646)

Income tax expense (benefit)	(3,490)	5,219	3,899
Minority interests, net of tax	431	400	315

Net loss	$(21,769)	$(20,910)	$(18,860)

Average common shares outstanding	19,406	19,388	19,306

Loss per common share:
Basic	$(1.12)	$(1.08)	$(0.98)

Diluted	$(1.12)	$(1.08)	$(0.98)

POLYMER GROUP, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(In Thousands)

	December 29,	December 30,
	2007	2006
	(unaudited)	(unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$32,766	$32,104
Accounts receivable, net	139,505	129,287
Inventories	139,726	131,723
Other	27,838	22,318
Total current assets	339,835	315,432

Property, plant and equipment, net	395,394	411,054
Intangibles and loan acquisition costs, net	9,225	10,206
Other assets	6,217	4,598
Total assets	$750,671	$741,290

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$150,365	$143,506
Current portion of long-term debt and short-term borrowings	11,444	8,740
Other	2,069	3,739
Total current liabilities	163,878	155,985

Long-term debt	415,514	402,416
Other noncurrent liabilities	53,002	57,139
Total liabilities	632,394	615,540
Minority interests	19,745	16,654

Shareholders’ equity	98,532	109,096
Total liabilities and shareholders’ equity	$750,671	$741,290

POLYMER GROUP, INC.

Selected Financial Data

(In Thousands)

	Twelve Months	Twelve Months
	Ended	Ended
	December 29,	December 30,
	2007	2006

Selected Financial Data
Depreciation and amortization expense included in operating income	$56,813	$59,324

Noncash compensation costs included in operating income	$2,653	$4,917

Amortization of loan acquisition costs	$1,386	$1,339

Capital expenditures	$60,720	$68,167

Special charges, net
Asset Impairment charges	$37,445	$26,434
Restructuring and plant realignment costs	23,543	7,135
Other	746	5,114
	61,734	38,683

Adjusted EBITDA
The following table reconciles Adjusted EBITDA to net loss for the periods presented:

Net loss	$(41,146)	$(34,532)
Income & franchise tax expense	9,863	9,056
Interest expense, net	32,377	29,248
Depreciation and amortization included in operating income	56,813	59,324
Minority interests, net of tax & cash disbursements	(751)	2,195
Non-cash compensation	2,653	4,917
Foreign currency (gain) loss, net	(239)	1,297
Special charges, net	61,734	38,683
Other charges (gains), net	(1,389)	835

Adjusted EBITDA	$119,915	$111,023

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	December 29,	September 29,	December 30,
	2007	2007	2006

Selected Financial Data
Depreciation and amortization expense included in operating income	$14,062	$14,191	$15,596

Noncash compensation costs included in operating income	$(2)	$1,047	$(338)

Amortization of loan acquisition costs	$352	$345	$334

Capital expenditures	$14,347	$26,063	$4,881

Special charges, net
Asset Impairment charges	$24,954	$12,156	$18,578
Restructuring and plant realignment costs	6,093	8,175	2,070
Other	440	19	1,283
	$31,487	$20,350	$21,931

Adjusted EBITDA
The following table reconciles Adjusted EBITDA to net loss for the periods presented:

Net loss	$(21,769)	$(20,910)	$(18,860)
Income & franchise tax expense (benefit)	(3,137)	5,331	3,993
Interest expense, net	7,490	8,666	8,173
Depreciation and amortization included expense in operating income	14,062	14,191	15,596
Minority interests, net of tax & cash disbursements	(162)	136	315
Non-cash compensation	(2)	1,047	(338)
Foreign currency (gain) loss, net	557	(47)	(1,125)
Special charges, net	31,487	20,350	21,931
Other charges (gains), net	(1,088)	139	375

Adjusted EBITDA	$27,438	$28,903	$30,060